EXHIBIT 99.1

Safe Harbor

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future financial performance, including expected revenue and earnings, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this announcement. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of the acquisition of Maxtor on the company’s financial results, including without limitation due to charges associated with restructuring, purchase accounting and other related transaction costs, and due to shifting of customer demand to the company’s competitors or aggressive competitive pricing specially targeted to encourage such shifting; the impact of the variable demand and the aggressive pricing environment for disc drives, particularly in the near term as that may be impacted by delays in new operating system software and new gaming platform hardware systems; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current and new disc drive products; the impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products, particularly now that there are no material limitations on disc drive component supply for our competitors; and the possibility that the combination of Seagate and Maxtor will not provide the anticipated benefits to the combined company on the projected timeline, if at all. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on September 11, 2006. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Quarterly Results

On October 24, 2006, Seagate reported quarterly revenue of $2.8 billion, net income of $59 million, and diluted earnings per share of $0.10 for the fiscal quarter ended September 29, 2006. The acquisition of Maxtor was completed on May 19, 2006, and the financial results announced today include a full quarter’s operating results of Maxtor. These financial results include accounting charges, other costs and related tax effects directly associated with the Maxtor acquisition of $82 million. These results compare to revenue of $2.09 billion, net income of $272 million and diluted earnings per share of $0.54 in the year-ago quarter. These quarterly results also reflect the adverse impact of the competitive pricing environment described below.

Pricing

The average selling price, on a blended basis, decreased approximately $4.00 from the June quarter. In aggregate, price decreases on a “like for like” product basis during the September quarter were in excess of 6%, which was in line with the company’s expectations at the beginning of the quarter.

Cash and Uses of Cash

We made capital investments of $227 million during the quarter ended September 29, 2006. During the December 2006 quarter, significant uses of cash are expected to include the previously-announced redemption of the Company’s $400 million principal amount of 8% Senior Notes and approximately $130 million of the $500 million of previously-disclosed cash expenditures anticipated as a result of the Maxtor acquisition.

For fiscal 2007, we expect capital investment to be approximately $1.15 billion, a reduction of approximately $150 million from our prior forecast. This reduction is primarily driven by process, test and yield improvements and, to some extent, utilization of equipment acquired from the Maxtor acquisition.

Inventory

Reported inventory as of September 29, 2006 was $939 million, with approximately $739 million related to Seagate products and $200 million for Maxtor products. The Seagate product inventory increased from the prior quarter by $102 million, with the increase primarily reflected in finished goods partially offset by decreases in raw materials and work in process.

Product Transition

Seagate is on track to complete the transition from Maxtor-designed products to Seagate products prior to December 2006, ahead of our original plans.

Dividend and Stock Repurchase

The board of directors has approved an increase in the quarterly dividend from $0.08 to $0.10 per share. The company has declared the quarterly dividend to be paid on or before November 17, 2006 to all common shareholders of record as of November 3, 2006.

During the quarter ended September 29, 2006, the company repurchased 6.7 million common shares worth approximately $150 million. The company has approximately $2.35 billion available under the current authorized stock repurchase program.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	September 29, 2006	September 30, 2005
Revenue	$2,793	$2,088

Cost of revenue	2,351	1,553
Product development	243	180
Marketing and administrative	140	86
Amortization of intangibles	11	—
Restructuring, net	(4)	4

Total operating expenses	2,741	1,823

Income from operations	52	265

Interest income	19	15
Interest expense	(20)	(13)
Other, net	3	5

Other income (expense), net	2	7

Income before income taxes	54	272
Provision for (benefit from) income taxes	(5)	—

Net income	$59	$272

Net income per share:
Basic	$0.10	$0.57
Diluted	0.10	0.54
Number of shares used in per share calculations:
Basic	576	479
Diluted	602	506

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 29, 2006	June 30, 2006 (a)
ASSETS
Cash and cash equivalents	$1,856	$910
Short-term investments	797	823
Accounts receivable, net	1,371	1,445
Inventories	939	891
Other current assets	315	264

Total Current Assets	5,278	4,333
Property, equipment and leasehold improvements, net	2,179	2,106
Goodwill	2,488	2,475
Other intangible assets	272	307
Other non-current assets	343	323

Total Assets	$10,560	$9,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,448	$1,692
Accrued employee compensation	237	385
Accrued restructuring	111	210
Accrued expenses, other	710	648
Accrued income taxes	67	72
Current portion of long-term debt	731	330

Total Current Liabilities	3,304	3,337
Accrued restructuring	23	23
Other non-current liabilities	332	332
Long-term debt, less current portion	1,737	640

Total Liabilities	5,396	4,332

Shareholders’ Equity	5,164	5,212

Total Liabilities and Shareholders’ Equity	$10,560	$9,544

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 30, 2006.

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	September 29, 2006	September 30, 2005
OPERATING ACTIVITIES
Net income	$59	$272
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	199	137
Stock-based compensation	38	16
Tax benefit from exercise of stock options	—	(5)
Other non-cash operating activities, net	(4)	(2)
Changes in operating assets and liabilities:
Current assets and liabilities	(505)	(207)
Other assets and liabilities	32	(5)

Net cash provided by (used in) operating activities	(181)	206

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(227)	(169)
Purchases of short-term investments	(305)	(1,159)
Maturities and sales of short-term investments	335	1,284
Acquisitions, net of cash acquired	—	(15)
Other investing activities, net	(6)	(57)

Net cash used in investing activities	(203)	(116)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,477	—
Proceeds from exercise of employee stock options and employee stock purchase plan	49	28
Dividends to shareholders	(46)	(38)
Tax benefit from exercise of stock options	—	5
Repurchases of common shares	(150)	—

Net cash provided by (used) in financing activities	1,330	(5)

Increase in cash and cash equivalents	946	85
Cash and cash equivalents at the beginning of the period	910	746

Cash and cash equivalents at the end of the period	$1,856	$831